UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2023

Nuvectis Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-41264 (Commission File Number)	86-2405608 (IRS Employer Identification No.)

1 Bridge Plaza Suite 275

Fort Lee, NJ 07024

(Address of Principal Executive Offices)

(201) 614-3150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	NVCT	Nasdaq Capital Market

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

As of June 30, 2023, Nuvectis Pharma, Inc. (the “Company”) has approximately $24.5 million of cash and cash equivalents, an increase of approximately $9.0 million as compared to cash and cash equivalents reported at March 31, 2023. The increase in cash and cash equivalents is primarily attributable to the exercise of previously issued preferred investment options during the second quarter of 2023. The Company estimates that its current cash and cash equivalents position is sufficient to fund its planned operations into the first half of 2025.

The Company has not yet completed its period-end financial close process for the period ended June 30, 2023, and its estimate of cash, cash equivalents as of June 30, 2023 is preliminary, may be subject to change, and does not present all information necessary for an understanding of the Company’s financial condition as of June 30, 2023. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

The Company's estimate that its current cash and cash equivalents position is sufficient to fund its operations into the first half of 2025 is based on the Company's current budget and business plan, both of which may be subject to change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvectis Pharma, Inc.
(Registrant)

Date: July 3, 2023
	By:	/s/ Ron Bentsur
Ron Bentsur
Chairman, Chief Executive Officer and President